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DocuSign Envelope ID: 6C7F4528-363F-47F1-852D-EB5D1C15BF34 3/7/2024 Executive VP & General Counsel Marc Began 3/7/2024

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TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement and Exhibits hereto ("Separation Agreement"), by and between Axogen Corporation ("Axogen" or the "Company"), and Angelo Scopelianos, an individual ("Employee") (individually known as a "Party" and collectively known as the "Parties"), dated March 7, 2024 provides for the terms of the separation of Employee's employment with the Company and the release by Employee of all actual or potential claims arising out of his employment, including the termination of his employment with the Company.

WHEREAS, the Company and Employee are Parties to the Amended and Restated Employment Agreement (the "Employment Agreement") dated November 1, 2020 attached as **Exhibit B**;

WHEREAS, Employee and the Company also entered into a Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement dated November 1, 2020 (the "Restrictive Covenant Agreement") attached as **Exhibit C**;

WHEREAS, the Employee's employment with the Company will end no later than March 31, 2024 (the date Employee's employment actually ends referred to herein as the "Separation Date") due to Employee's voluntary resignation not for Good Reason (as defined in the Employment Agreement), and the Company and the Employee are desirous of amicably ending the employment relationship and waive all claims that Employee has or claims to have against Axogen, including any and all issues and claims surrounding or involving Employee's employment at and separation from employment with Axogen.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Separation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, intending to be legally bound, hereby agree as follows:

1. **Recitals**. The above recitals are true and correct and adopted as if fully set forth herein.

2. **Transition Period**. During the period between the date of this Agreement and the Separation Date (the "Transition Period"), Employee shall (i) continue to abide by all of the Company's general policies and procedures in effect from time to time; (ii) perform the job duties requested of Employee, if any, by the Company in good faith and to the best of Employee's abilities; and (iii) remain available to the Company as needed for transitioning Employee's duties and providing other transitional assistance to the Company as requested by the Company. During the Transition Period, Employee will continue to receive Employee's regular salary, payable in accordance with the Company's normal payroll practices and will remain eligible for the Company's standard benefits, subject to the terms and conditions of such plans.

3. **Separation**. Employee's employment with the Company will end on the March 31, 2024, unless Employee's employment is earlier terminated for Substantial Cause (as defined in the Employment Agreement) or otherwise agreed to by the Parties in writing. As of the

Separation Date, Employee hereby resigns all board and officer positions Employee holds with the Company and its affiliates and agrees to execute any documentation necessary to effectuate such resignations.

a. **Separation Package**. Provided that the Employee (i) is not terminated for Substantial Cause and does not resign prior to March 31, 2024, (ii) executes and does not revoke this Agreement, (iii) executes and does not revoke the Certificate of Reaffirmation (the "Certificate") attached hereto as **Exhibit A** on or within the ten days immediately following the Separation Date, and (iv) complies with this Agreement and the Certificate all times, then the Company, shall provide Employee with the following benefits (the "Separation Package"):

i. **Bonus Payment**. The Company will pay Employee his 2023 annual bonus in an amount equal to $228,385.26(the "Bonus"). The Bonus shall be subject to applicable deductions and withholdings and paid no later than March 15, 2024.

ii. **Consulting Arrangement**. The Company shall engage Employee as a consultant for the period commencing on the Separation Date and ending on December 31, 2024 or such earlier date the Company terminates the consulting relationship for Cause (the "Consulting Period"). If the Company determines that Employee's consulting services are needed further, the Parties may extend the Consulting Period beyond December 31, 2024 by mutual agreement in writing. During the Consulting Period, (A) Employee shall be available to perform up to ten hours per week of consulting services as requested by the Company and (B) the Company will pay Employee a monthly fee of $ 9,079.16 (the "Consulting Fee"), paid on the first (1st) business day of each month for that calendar month, reported on an IRS Form 1099-MISC. For the avoidance of doubt, Employee may provide the consulting services without physically being present at a Company facility. Provided that Employee continues to provide consulting services through October 1, 2024, the Company will also pay Employee a one-time additional payment, as part of the Consulting Fee, of $75,000 on October 1, 2024, reported on an IRS Form 1099-MISC. Employee shall be solely responsible for all federal, state, and local taxes with respect to the Consulting Fee. During the Consulting Period, Employee shall be an independent contractor of the Company and shall not be entitled, and hereby waives any right, to participate in any benefit plans, policies or programs of the Releasees. Except as set forth herein, Employee shall not be entitled to any equity awards or equity vesting during the Consulting Period. The Company may terminate the Consulting Period at any time for Cause. "Cause" means Employee's (1) breach of this Agreement or any other agreement between the Parties, (2) commission of or plea of no contest to a felony or crime of morale turpitude, (3) engagement in any conduct reasonably likely to reflect poorly upon the Company or to result in reputational or economic harm to the Company, or (4) breach of any legal duty owed to the Company. Employee acknowledges and agrees that

applicable restricted periods of Section 3.2, Non-Compete, and Section 3.3, Non-Solicitation of Employees and Axogen Business Partners, of the Restrictive Covenant Agreement, shall be in effect during the Consulting Period, and that the post-termination portion of such restrictions shall not commence until the end of the Consulting Period (not upon the Separation Date). During the applicable restricted period, Employee may present the Company with potential future employers and within fifteen business days of receipt of the potential employer the Company inform Employee whether it has waived the non-competition obligation in each instance. Additionally, Employee acknowledges and agrees that Schedule 1 of the Restrictive Covenant Agreement is revised to also include BioCircuit.

iii. **Equity Award Vesting**. In connection with, and subject to Employee's compliance with, this Agreement, Employee shall continue to vest in unvested equity awards granted to Employee (the "Equity Awards") under the Axogen, Inc. Second Amended and Restated 2019 Long-Term Incentive Plan (the "Equity Plan") as provided in this Paragraph 3.a.iii. Employee hereby agrees and acknowledges that Employee holds the following Equity Awards, which will be subject to the foregoing treatment, subject to Employee's compliance with the terms of this Agreement:

1. *Stock Options.* As of the date hereof, Employee has 115,150 options that are vested, which shall be exercisable until the earlier of (x) the expiration of the ninety-day period immediately following the last day of the Consulting Period or (y) the Expiration Date of the option (as defined in the applicable award agreement). In addition, as of the date hereof, Employee holds 3,000 unvested stock options with an exercise price of $8.61 per share granted to Employee on March 16, 2020, 12,750 unvested stock options with an exercise price of $20.91 per share granted to Employee on March 16, 2021, 39,700 unvested stock options with an exercise price of $8.20 per share granted to Employee on March 16, 2022, and 78,000 unvested stock options with an exercise price of $8.27 per share granted to Employee on March 16, 2023. The unvested options shall continue to vest during the Transition Period and the Consulting Period and Employee will cease vesting in all stock options at the end of the Consulting Period, which shall be treated as a Termination of Service for purposes of all the stock options.
2. *Restricted Stock Units.* As of the date hereof, Employee holds 5,500 unvested restricted stock units ("RSUs") granted to Employee on March 16, 2020, 8,250 unvested RSUs granted to Employee on March 16, 2021, 42,563 unvested RSUs granted to Employee on March 16, 2022, and 54,100 unvested RSUs granted to Employee on March 16, 2023. The unvested RSUs shall continue to vest, subject to the terms and conditions of the

Equity Plan and the applicable award agreements, during the Transition Period but shall cease vesting and, to the extent unvested, be immediately forfeited for no consideration as of the Separation Date.

3. *Performance Stock Units.* As of the date hereof, Employee holds 11,681 unvested performance-based restricted stock units ("PSUs") granted to Employee on December 27, 2018, 25,000 unvested PSUs granted to Employee on March 16, 2022, and 30,000 unvested PSUs granted to Employee on March 16, 2023. In accordance with the terms of the PSU award agreements dated March 16, 2022 and March 16, 2023, respectively, in each case between the Company and Employee (the "PSU Award Agreements"), the portion of the PSUs granted pursuant to the PSU Award Agreements that vest will be based on the calendar years during the performance period set forth therein that were completed prior to the Separation Date and the Company's actual achievement of the applicable performance goals, as provided in Exhibit A to the PSU Award Agreements. In accordance with the terms and conditions of the PSU Award Agreements and the Equity Plan, the Board will determine the number of vested PSUs that are held by Employee and that are ultimately settled. Vested PSUs shall be settled upon the completion of the applicable performance period in accordance with the terms of the Equity Plan and the applicable PSU Award Agreement. All PSUs shall cease vesting and, to the extent unvested, be immediately forfeited for no consideration as of the Separation Date.
4. For the avoidance of doubt, as of the date hereof, Employee holds no other unvested Company equity awards and no other vested stock option awards other than those set forth in items 1, 2 and 3 of this Paragraph 3.a.iii above.

iv. **No Other Payments/Vested Benefits**. Employee acknowledges and agrees that, except for accrued salary, including accrued paid time off, owing through the Separation Date and the Separation Package and Consulting Fee, he is not entitled to any other salary, compensation, benefits, bonuses or perquisites from the Company. Additionally, Employee acknowledges and agrees that because Employee's separation from the Company was due to a voluntary resignation not for Good Reason, Employee is not entitled to any post-termination compensation or benefits entitlements as set forth in the Employment Agreement.

b. **Return of Company Property**. Employee acknowledges that he will return all Company property by December 31, 2024, including, in good condition and without limitation, any company-issued equipment, any keys and security and credit cards, all products, product samples, computers, cellular phones and other electronic devices; and all customer and

account files, price lists, product information, training manuals, advertising and promotional materials, handbooks and policies (in physical or electronic format) documents, papers, files, data, correspondence, memoranda, reports, manuals, notes, records, customer lists, marketing or sales goals or plans, furniture, and all electronic files. Employee additionally agrees to retain no copies, whether in hard copy or electronic format, of any Company documents, papers, either complete or partial, any files, data, correspondence (except related specifically to his employment), memoranda, reports, manuals, notes, records, customer lists, or marketing or sales goals or plans, confidential information, trade secrets or materials in the Employee's control or possession as defined in the Employment Agreement (Exhibit B) and Restrictive Covenant Agreement (Exhibit C). Employee will be required to execute a Certificate Of Return Of Property And Confidential Information once all company property as defined herein, has been returned. (Exhibit D). Pursuant to Section 3, Employee will cease being an officer under Section 16(a) of the Exchange Act as of March 31, 2024. If the Company intends to provide Employee with confidential information or material non-public information after March 31, 2024, during the Consulting Period, the Company must first obtain Employee's written approval and consent to receive any confidential or material non-public information.

Employee agrees he has made no claims of sexual discrimination or harassment and therefore neither party believes the Tax Cuts and Jobs Act of 2017 Section 162(q) is applicable to this release. Nevertheless, Employee agrees the Company has not made any representations to him regarding the legal tax consequences of any funds received pursuant to this Separation Agreement. Employee agrees to pay any federal or state taxes remaining due which may be required to be paid with respect to this amount and agrees to indemnify and hold the Company harmless for any tax liability whatsoever.

To the extent that benefits under this Separation Agreement are or become subject to Code Section 409A, the Separation Agreement shall be interpreted and construed to the fullest extent allowed under Code Section 409A and the applicable regulations and other guidance thereunder to satisfy the requirements of an exception from the application of Code Section 409A or, alternatively, to comply with such Code Section and the applicable regulations and other guidance thereunder, and to avoid any additional tax thereunder. To the extent compliance with the requirements of Treasury Regulation Section 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Code Section 409A to payments due to Employee upon or following his separation from service, then notwithstanding any other provision of this Separation Agreement, any such payments that are otherwise due within six (6) months following Employee's separation from service will be deferred without interest and paid to Employee in a lump sum immediately following that six (6) month period as set forth in the Employment Agreement attached as Exhibit B.

4. **<u>Release of the Company</u>**. In exchange for the promises described in Paragraph 3a above, Employee, for himself, his heirs, relatives by blood and marriage, executors, beneficiaries, administrators, successors, assigns and trustees, hereby releases and discharges the Company, each of its affiliates, and the agents, representatives, directors, board members, employees, officers, successors, assigns and attorneys of either the Company or any of its affiliates (collectively, "Releasees"), and all persons acting by, through, under, or in concert with any of the Releasees, from any and all actions, causes of action, suits, debts, claims, liabilities and demands of any

nature, at law or in equity, that he has ever had or now has, from the beginning of time to the Effective Date of this Separation Agreement, by reason of any matter, cause or thing, whether actual or potential, whether known or unknown, whether suspected or unsuspected, whether specifically mentioned in this Separation Agreement or not, that may exist or might be claimed to exist or that may in the future arise by reason of any association or relationship among the parties prior to the Effective Date. This discharge and release includes, without limitation, the following:

Claims arising out of or relating to Employee's employment relationship with the Company or the termination of that relationship and claims involving any actual, compensatory or punitive damages or continuing or future effects arising out of or resulting from any actions or practices that took place or arose before the Effective Date of this Separation Agreement;

Claims arising from any alleged violation by the Company or any other of the Releasees of any federal, state or local statutes, regulations, ordinances or common laws, including the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, The Rehabilitation Act of 1973, The Family Medical Leave Act ("FMLA"), the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, The Health Insurance Portability and Accountability Act, The Occupational and Safety Health Act, The Equal Pay Act, The Uniformed Services Employment and Re-employment Act of 1994, Executive Orders 11246 and 11141, The Sarbanes-Oxley Corporate Reform Act of 2002, 15 U.S.C. 7201, et seq., any state law, including any claim or violation under the Florida Civil Rights Act of 1992, the Florida Private Whistleblower Act, the Florida Equal Pay Act, claims under Florida's Workers Compensation Anti-Retaliation Provision, Florida's Wage Rate Provision, Florida Minimum Wage, Annual Wage Adjustment, Florida's Attorney's Fees Provision for Successful Litigations in Suits for Unpaid Wages, including all amendments thereto; and claims for attorneys' fees, legal expenses or costs pursuant to any of these statutes or any other basis;

Claims arising out of or related to an express or implied employment contract or a covenant of good faith and fair dealing;

Tort claims, whether common law or statutory, federal or state; and

Claims for wages, bonuses, benefits, salary continuation, severance pay, perquisites, monetary or equitable relief, or attorneys' fees.

Without waiving any prospective rights under the FMLA, Employee admits that Employee has received from the Company all rights and benefits, if any, potentially due to Employee pursuant to the FMLA. Similarly, Employee expressly acknowledges that the Company has paid Employee in full for all wages due, and no outstanding claims or charges are pending under the FLSA or other laws. The parties intend to release all claims which can legally be released, but no more than that. By entering into this Separation Agreement, it is Employee's intent to waive and release all claims and potential claims against the Releasees, save and except a claim against the Company for unemployment benefits.

Except as otherwise provided in this Separation Agreement and exhibits hereto, Employee will not initiate any action against the Company or any of the Releasees to assert any such claims. If any claims are asserted by Employee or on his behalf by any third party, Employee hereby waives his right to damages of any kind in connection with the assertion of such claim or claims. Employee further will indemnify and hold the Company and the other Releasees harmless from and against any and all losses, costs, judgments, damages, or expenses, including attorneys' fees and expert fees, incurred by it or them in defense, should Employee or any third party on behalf of Employee assert any claim or cause of action that has been discharged and released by virtue of the release and discharge set forth above.

Notwithstanding the foregoing, the release and discharge set forth in this Paragraph 3 is not intended to and does not apply to any claims for breach of this Separation Agreement.

5. **Administrative Claims**. Nothing in this Separation Agreement shall be interpreted or applied in a manner that affects or limits Employee's otherwise lawful ability to bring an administrative charge with, to participate in an investigation conducted by, or to participate in a proceeding involving the U.S. Equal Employment Opportunity Commission, National Labor Relations Board or other comparable state or local administrative agency. However, Employee specifically agrees that the consideration provided to him in this Separation Agreement represents full and complete satisfaction of any monetary relief or award that could be sought or awarded to him in any administrative action (including any proceedings before the U.S. Equal Employment Opportunity Commission or other comparable state or local agency) arising from events related to his employment with Company or the termination thereof. Notwithstanding the foregoing, nothing in this Separation Agreement shall restrict Employee's ability to receive any benefit, award, or remedy to which Employee is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable whistleblower law that prohibits waiver of such right.

Additionally, nothing in this Separation Agreement shall be interpreted or applied in a manner that affects or limits Employee's ability to challenge this Separation Agreement's compliance with notice and time-period requirements of the ADEA.

6. **Medicare/Medicaid Treatment**. Employee affirms, covenants, and warrants that Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Releasees under which the Releasees could be liable for medical expenses incurred by Employee before or after the execution of this Separation Agreement. Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which the Releasees are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee's knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

7. **Other Complaints, Charges, etc**. Employee represents that he has not filed any complaints, claims, actions, or charges against the Company or Releasees with any state, federal, or local agency (excluding the Securities and Exchange Commission or FINRA) or court; that he knows of no facts which may lead to any complaints, claims, actions, or charges against the Company or Releasees in or through any state, federal, or local agency or court; and that he has

not made the Company aware of any facts which may lead to any complaints, claims, actions, or charges against the Company or Releasees in or through any state, federal, or local agency or court.

8. Cooperation. Employee agrees that he will make himself available for consultation and assistance in investigating and resolving any issues arising out of Employee's employment with or employment termination from the Company. To the extent that any legal matters arise that are in any way related to Employee's employment with the Company and require Employee's involvement in order to be appropriately resolved, Employee agrees to cooperate fully with the Company, upon the Company's request, in the resolution of such matter. Should it become necessary for Employee to provide consultation or assistance in person, the Company will pay any reasonable costs associated with requiring him to travel to the Company or elsewhere for such consultation or assistance.

9. Nondisclosure. Employee will not disclose or cause to be disclosed in any way any information or documents relating to the operations of the Company or any of its affiliates, including, without limitation, any trade secrets, proprietary or confidential information as set forth more fully in the Restrictive Covenant Agreement, or the facts and circumstances giving rise to this Separation Agreement, except for the purpose of enforcing this Separation Agreement or as may otherwise be required by law. Notwithstanding the above, nothing in this Separation Agreement is intended to prohibit good faith reporting of possible violations of applicable law or regulation to any government agency or entity, or in making disclosures where such disclosures are protected under applicable law or regulation.

10. Non-admission of Liability. Employee acknowledges and agrees that the Company's offer of this Separation Agreement and the payments outlined in Paragraph 3 are in no way an admission by the Company that it (or any of its Releasees) has any obligation or liability to Employee.

11. Right To Consider Agreement/ADEA/OWBPA. Employee acknowledges and agrees that:

(a) Employee has carefully read the Separation Agreement;

(b) Employee understands and voluntarily, of Employee's own free will, agrees to all of the terms set forth in the Separation Agreement, and knowingly and voluntarily intends to be legally bound by the same;

(c) Employee is advised in this writing that Employee may consult with a legal counsel of Employee's choice regarding this Separation Agreement and its effects, and has had the opportunity to so consult;

(d) Employee has a full twenty-one (21) days within which to consider this Separation Agreement before executing it and agrees that any changes to this Separation Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period

(e) If Employee signs this Separation Agreement prior to the expiration of the twenty-one (21) day period, Employee does so voluntarily and thereby waives the remainder of the twenty-one (21) day period;

(f) Employee understands that by signing this Separation Agreement, Employee am giving up certain rights, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967;

(g) Employee has not been forced or pressured in any way to sign this Separation Agreement;

(h) Employee knowingly and voluntarily releases the Releasees from any and all claims Employee may have, known or unknown, in exchange for the monetary and other benefits Employee will obtain by signing this Separation Agreement, and Employee acknowledges that these benefits are in addition to any benefits that Employee would have otherwise received if Employee did not sign this Separation Agreement;

(i) Employee understands that Employee may revoke this Separation Agreement at any time within seven (7) days following the date Employee signed it ("Revocation Period") by providing written notification to Marc Began, Executive Vice President and General Counsel 111 West Oak Ave, Suite 500 Tampa, FL 33602 and that the Separation Agreement shall not become effective or enforceable until the Revocation Period has expired. Employee understands and agrees that the Company will not be required to provide the consideration set forth in this Separation Agreement if this Separation Agreement is revoked; and

(j) Employee understands that any rights or claims that may arise after the date this Separation Agreement is executed are not waived.

The effective date of this Separation Agreement (the "Effective Date") will be the eighth day after Employee signs it, provided he has not revoked his acceptance and further provided that it has not been revoked by the Company prior to him signing it. The Company will not be obligated to make any payment or take any action as required by this Separation Agreement until it becomes fully effective. Should Employee revoke his acceptance, this Separation Agreement will not be effective or enforceable in any respect and Employee will not receive the benefits provided for in Paragraph 3(a) above. Should Employee not accept the terms of this Separation Agreement by signing and returning this Separation Agreement to the Company by the 22nd day after the presentation date, the offers of the Company set forth in this Separation Agreement will be revoked.

12. <u>Non-disparagement</u>. Employee shall not at any time make any voluntary statement of any kind, or make any untrue statement while under any compulsory legal process, that is calculated to, or that foreseeably will, damage the business or reputation of the Company, any of its affiliates, or any of their respective directors, officers or employees. Notwithstanding the above, nothing in this Separation Agreement is intended to prohibit good faith reporting of possible violations of applicable law or regulation to any government agency or entity, or in

making disclosures where such disclosures are protected under applicable law or regulation. The Company will direct the Board and Company employees at the level of vice president or above not to disparage Employee as long as they are engaged or employed by the Company.

13. **Section 409A**. Notwithstanding any provision of this Separation Agreement to the contrary, this Separation Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations thereunder ("Section 409A") or an exemption therefrom, and the terms of this Separation Agreement shall be constructed and interpreted accordingly; provided, however, that the Company, the Company's affiliates, and their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) shall not have any liability to Employee with respect to any taxes, penalties, interest or other costs or expenses Employee or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, no payments will be due to Employee under this Separation Agreement which are payable upon Employee's termination of employment until Employee would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Separation Agreement during the six-month period immediately following Employee's termination of employment shall instead be paid on the first business day after the date that is six months following Employee's termination of employment (or within thirty (30) days of Employee's death, if earlier). In addition, for purposes of this Separation Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Separation Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement or in-kind benefits under the terms of this Separation Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements or in-kind benefits shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, (iii) any reimbursement is for expenses incurred during Employee's lifetime (or during a shorter period of time specified in this Separation Agreement), and (iv) Employee's right to have the Company pay or provide such reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit except, in each case, to the extent that the right to reimbursement or in-kind benefits does not provide for a "deferral of compensation" within the meaning of Section 409A.

14. **Clawback Policy**. All payments and benefits provided by the Company to Employee pursuant to his employment with the Company, including payments and benefits provided pursuant to the Employment Agreement, the equity award agreements and as provided herein, will be subject to recoupment in accordance with any clawback policy of the Company adopted pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, Employee acknowledges and agrees that the Company shall cease paying the Consulting Fees and he shall promptly return to the Company all Consulting Fees received by him as part of the Separation

Package in the event he breaches the Restrictive Covenant Agreement (as modified herein) in any material respect (without limiting the Company's ability to obtain all other legal and equitable remedies for such breach).

15. **Entire Agreement**. This Separation Agreement and exhibits hereto contain all of the terms and conditions agreed upon by the parties with respect to the termination of Employee's employment and supersedes any prior agreements or understandings between them concerning the subject matter of this Separation Agreement, including, without limitation, any severance pay or salary continuation plan. However, nothing in this Separation Agreement in any way impacts or supersedes the obligations set forth in the Employment Agreement (attached hereto as **Exhibit B**) and to the Restrictive Covenant Agreement (as modified herein, and attached hereto as **Exhibit C**) which shall remain in full force and effect. Any modifications to this Separation Agreement must be in writing and signed by both parties.

16. **Counterparts**. This Separation Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

17. **Assignment and Successorship**. This Separation Agreement, and the rights and obligations of the Company hereunder, may be assigned by the Company and shall inure to the benefit of and shall be enforceable by any such assignee, as well as any of the Company's successors in interest or nominees. This Separation Agreement, and the rights and obligations Employee has hereunder, may not be assigned by Employee. The release in this Separation Agreement is binding on Employee's heirs, executors, administrators, successors, and assigns.

18. **Governing Law**. This Separation Agreement and exhibits hereto and all transactions contemplated by this Separation Agreement shall be governed by and enforced in accordance with the internal laws of the state of Florida, without regard to principles of conflicts of laws.

19. **Jurisdiction and Venue**. The Parties acknowledge that a substantial portion of negotiations anticipated performance and execution of this Separation Agreement and the attached exhibits occurred or shall occur in Hillsborough County, Florida, and the Parties irrevocably and unconditionally (a) agree that any suit, action or legal proceeding arising out of or relating to this Separation Agreement or exhibits hereto, shall be brought in the courts of record of the state of Florida in Hillsborough County or the US District Court for the Middle District of Florida, Tampa Division; (b) consent to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waive any objection which they may have to the venue of any such suit, action or proceeding in any of such courts.

20. **Severability**. The provisions of this Separation Agreement are severable and independent, and if any word, phrase, clause or sentence of it is found to be illegal or unenforceable for any reason, the balance of the Separation Agreement will remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement as of the dates set forth below.

AXOGEN

DocuSigned by:

Date: 3/7/2024

By: Marc Began

0875B11A5188460...

Name: Marc Began

Title: Executive VP & General Counsel

DocuSigned by:

Date: 3/7/2024

Angelo Scopelianos

958A03C026894DD...

Angelo Scopelianos/Employee Signature

EXHIBIT A

CERTIFICATE OF REAFFIRMATION OF THE TRANSITION AND SEPARATION AGREEMENT

TO BE SIGNED ON OR AFTER THE SEPARATION DATE. NOT VALID IF SIGNED EARLIER

As required by and as material consideration for the Transition and Separation Agreement (the "Agreement"), entered into by Angelo Scopelianos ("Employee") and Axogen Corporation (the "Company"), Employee freely and voluntarily agrees to enter into and be bound by this supplemental Certificate of Reaffirmation of the Transition and Separation Agreement (the "Certificate").

Employee hereby reaffirms and advances to the date of execution of this Certificate all of Employee's obligations and representations in the Agreement, including but not limited to Employee's release of claims in Paragraph 4 of the Agreement, which shall apply to all claims up through the date Employee signs this Certificate below.

Employee understands that Employee will not be eligible for the Separation Package under the Agreement unless Employee signs this Certificate on or after the Separation Date. Employee understand that Employee was given twenty one (21) days to consider this Certificate and has seven (7) days following Employee's execution of the Certificate to revoke the Certificate by delivering written notice of revocation to Marc Began, Executive Vice President and General Counsel 111 West Oak Ave, Suite 500 Tampa, FL 33602, before the end of such seven (7)-day period, and that this Certificate shall not be effective until the revocation period has expired; provided that, if Employee revokes Employee's signature to this Certificate, Employee understands that Employee will not be eligible for the Separation Package.

Employee understands that the Company and the other Releasees, in providing Employee with the Separation Package under the Agreement, are relying on this Certificate, and that Employee's eligibility and receipt of any benefits under the Agreement are conditioned on Employee's continued compliance with the Agreement and this Certificate. This Certificate shall become effective on the eighth (8th) day after Employee signs this Certificate and does not revoke it (the "Certificate Effective Date").

Employee agrees that this Certificate may not be amended or modified unless the amendment or modification is agreed to in writing and signed by Employee and by an authorized officer of Company.

______________________________	______________________, 2024
Angelo Scopelianos	Date of Execution

EXHIBIT B

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), effective as of November 1, 2020 (the "Effective Date"), is made by and between AXOGEN CORPORATION, a Delaware corporation ("AXOGEN"), and Angelo Scopelianos ("Employee") (collectively, the "Parties").

RECITALS:

WHEREAS, AXOGEN and Employee previously entered into an Executive Employment Agreement, as amended from time to time, dated September 4, 2018 (the "Prior Agreement"); and

WHEREAS, AXOGEN and the Employee desire to enter into this Agreement to amend, restate and supersede the terms and conditions of the Prior Agreement in its entirety on the Effective Date on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by this Agreement, the Parties to this Agreement, intending to be legally bound, agree as follows:

1. Employment. AXOGEN hereby employs Employee, and Employee hereby accepts such employment, all upon the terms and conditions set forth in this Agreement, including those set forth in the attached Schedules and Exhibits.

(a) Duties of Employee. The duties of Employee, as may be amended from time to time, are set forth on Schedule 1 of this Agreement, which is attached hereto and incorporated herein by reference.

(b) Compensation and Benefits. The compensation and benefits to which Employee may be entitled pursuant to this Agreement are set forth on Schedule 2 and Schedule 3 of this Agreement, which is attached hereto and incorporated herein by reference.

2. Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement. Contemporaneously with the execution and delivery of this Agreement, Employee shall enter into a Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A to this Agreement, which shall be incorporated herein by reference.

3. Termination.

(a) At-will. Either AXOGEN or Employee may terminate this Agreement at any time during the course of Employee's employment and for any reason, upon giving written notice to the other party. Other than as described in this Agreement, AXOGEN shall have no further liability or obligation to Employee other than to pay for services rendered through Employee's last date of employment. If Employee elects to terminate this Agreement and provides AXOGEN with any notice period prior to the date of termination, AXOGEN may elect to terminate this Agreement immediately thereon and incur no further obligation to Employee other than for wages worked through the date of termination of this Agreement and any other

remuneration expressly set forth herein or as otherwise set forth in AXOGEN's policies. It is the intention of the Parties that at all times this shall be an at-will employment relationship during the course of Employee's employment with AXOGEN. Nothing contained in this Agreement shall be deemed or construed to create a contractual relationship between the Parties for a specific duration of time.

(b) Death. In the event of the death of the Employee, this Agreement shall terminate on the date of Employee's death, without any liability to or upon AXOGEN other than to pay for services rendered prior to the date of the Employee's death, subject to the terms of AXOGEN's plans and policies, as may be amended.

(c) Permanent Disability. For purposes of this Agreement, the term "Permanent Disability" shall mean a physical or mental incapacity of Employee as determined by an independent medical examination, which renders Employee unable to perform Employee's duties pursuant to this Agreement, and which shall continue for ninety (90) consecutive days or one hundred and eighty (180) days during any twelve-month period. If AXOGEN or Employee terminates Employee's employment by reason of Permanent Disability of Employee, this Agreement shall terminate immediately upon written notice by AXOGEN to Employee, or the date Employee gives notice to terminate employment to AXOGEN, without any liability to or upon AXOGEN other than to pay for services rendered through the termination date, subject to the terms of AXOGEN's plans and policies, as may be amended.

4. Change in Control.

(a) Definition. For the purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following events:

(i) any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), who holds less than twenty percent (20%) of the combined voting power of the securities of AXOGEN or its parent company Axogen, Inc. ("INC."), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of AXOGEN or INC. representing fifty percent (50%) or more of the combined voting power of the securities of either AXOGEN or INC. then outstanding; or

(ii) during any period of twenty-four (24) consecutive months, individuals, who, at the beginning of such period constitute all members of the Board of Directors of INC. (the "Board") and cease, for any reason, to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of the period was either nominated for election by, or approved by a vote of, at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iii) AXOGEN or INC. consolidates or merges with another company, and AXOGEN or INC. is not the continuing or surviving corporation, provided, however, that any consolidation or merger whereby INC. continues as the majority holder of AXOGEN securities or a merger or consolidation of AXOGEN and INC. will not constitute a Change in Control; or

(iv) shares of AXOGEN's or INC.'s common stock are converted into cash, securities, or other property, other than by a merger of AXOGEN or INC., pursuant to Section 4(a)(iii), in which the holders of AXOGEN's or INC.'s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation as immediately after the merger; or

(v) AXOGEN or INC. sells, leases, exchanges, or otherwise transfers all, or substantially all, of its assets (in one transaction or in a series of related transactions), provided, however, that any such transaction related to AXOGEN whereby INC. continues as the majority holder of AXOGEN securities or INC. is the sole other party to the transaction, will not constitute a Change in Control; or

(vi) the holders of AXOGEN's or INC.'s stock approve a plan or proposal for the liquidation or dissolution of AXOGEN or INC.

(b) Separation.

(i) Termination in Connection with a Change in Control. In the event of Employee's termination of employment without Substantial Cause (as defined below) or by Employee for Good Reason during the Protection Period, Employee will be entitled to a separation payment consisting of: (A) fifteen (15) months of Employee's base salary; and (B) an amount equal to a 125% of any bonuses or commissions paid to Employee during the year prior to Employee's termination of employment.

(ii) For purposes of this Agreement, "Protection Period" means the period commencing on the date of the Change in Control and ending three hundred sixty five (365) days following the Change in Control; provided, however, that in the case of an Anticipatory Termination, the Protection Period shall also include the ninety (90) day period preceding the Change of Control. For purposes of this Agreement, an "Anticipatory Termination" means a termination of Employee's employment without Substantial Cause in anticipation of a Change in Control (by reason of the request of the individual, entity or other person (or their representatives) who subsequently acquire AXOGEN or INC. (the "Acquirer")).\

(iii) For purposes of this Agreement, "Substantial Cause" is the occurrence of any of the following during the course of Employee's employment with AXOGEN:

a) the commission by Employee of any act of fraud, theft, or embezzlement involving AXOGEN or INC.;

b) any material breach by Employee of this Agreement, provided that AXOGEN shall have first delivered to Employee written notice of the alleged breach, specifying the exact nature of the breach in detail, and provided, further, that Employee shall have failed to cure or substantially mitigate such breach within twenty (20) days after receiving such written notice;

c) a conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor involving moral turpitude;

d) willful and material failure to adhere to AXOGEN's or INC.'s corporate codes, policies or procedures which have been adopted in good faith for a valid business purpose as in effect from time to time; or

e) a material failure to meet reasonable performance standards as determined by AXOGEN or INC.

(iv) For purposes of this Agreement, "Good Reason" shall mean Employee's resignation from employment upon or within three hundred sixty five (365) days following a Change in Control, provided that Substantial Cause for termination of Employee's employment does not exist at the time of such resignation and the resignation is the result of the occurrence of any one or more of the following:

a) the assignment to Employee of any duties inconsistent with Employee's (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change in Control of AXOGEN or INC. or any other action of AXOGEN, INC., or the Acquirer that results in a material diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and/or inadvertent action which is remedied by AXOGEN, INC., or the Acquirer promptly after receipt of notice thereof given by Employee;

b) a reduction by AXOGEN, INC., or the Acquirer, absent Substantial Cause, in Employee's base salary as in effect on the date hereof and as the same shall be increased from time to time hereafter; or

c) Employee is required to perform a substantial portion of her duties at a facility which is more than 50 miles from the facility for which Employee performed a substantial portion of her duties immediately prior to the Change in Control.

However, the foregoing events or conditions will constitute Good Reason only if (i) such event or condition occurs during the period commencing on the date of the Change in Control and ending three hundred sixty fifty (365) days thereafter and (ii) the Employee provides AXOGEN, INC., or the Acquirer with written objection to the event or condition within sixty (60) days following the occurrence thereof, AXOGEN, INC., or the Acquirer does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection and the Employee resigns the Employee's employment within ninety (90) days following the expiration of that cure period.

(v) Termination not in Connection with a Change in Control. In the event of Employee's termination of employment by AXOGEN without Substantial Cause not in

connection with a Change in Control, Employee shall be entitled to a separation payment consisting of: (a) twelve (12) months of Employee's base salary; and (b) an amount equal to 100% of any bonuses or commissions paid to Employee during the year prior to Employee's termination of employment.

(c) Payment of Separation Pay. As a condition of receiving any separation pay under this Section 4, Employee must sign (and not revoke) a separation, waiver and release agreement (to be prepared by AXOGEN at the time of Employee's termination) of all claims (known and unknown) against AXOGEN and INC. arising out of or relating to Employee's employment with AXOGEN or termination thereof, excluding claims for separation pay under this Section 4, as well as any other terms and conditions reasonably required by AXOGEN. The Separation Payment will be made in a lump sum on the first payroll date following the 60th day following the date of Employee's execution of the separation, waiver and release agreement; provided, however, that if the 60 day period spans two (2) calendar years, the payments will commence in the second calendar year. Notwithstanding the foregoing, if the Employee is a "specified employee" on Employee's termination date, the postponement provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), as described in Section 8(n) below, shall apply, if applicable.

Further, in the event Employee is entitled to separation payments pursuant to this Agreement and so long as AXOGEN or INC. is subject to federal COBRA and Employee timely elects continuation coverage under COBRA, AXOGEN or INC. shall pay the premiums for the Employee and Employee's covered dependent's COBRA (i) for the first fifteen (15) months of the COBRA continuation period in the event that the termination is in connection with a Change in Control or the first twelve (12) months of the COBRA continuation period in the event that the termination is not in connection with a Change in Control, or (ii) until such time as the Employee obtains new employment that provides reasonable and comparable health care coverage (including without limitation, coverage of dependents), whichever period is shorter. Employee has the duty to immediately notify the applicable entity, in writing, if the event in (ii) above occurs.

(d) Limitation on Payments.

(i) Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided to Employee pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and would, but for this Section 4(d) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then prior to making the Covered Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to the Employee of the Covered Payments after payment of the Excise Tax to (b) the Net Benefit to the Employee if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the "Reduced Amount"). "Net Benefit" shall mean the present value of the Covered Payments net of all federal, state, local, foreign income,

employment and excise taxes.

(ii) The Covered Payments shall be reduced in a manner that maximizes the Employee's economic position. To the extent that Section 409A of the Code is applicable, then in applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(iii) Any determination required under this Section 4(d) shall be made in writing in good faith by an independent accounting firm or other independent consultant selected by the Company (the "Accountants") which shall provide detailed supporting calculations to AXOGEN and the Employee as requested by AXOGEN. AXOGEN and the Employee shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4(d). For purposes of making the calculations and determinations required by this Section 4(d), the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accounting Firm's determinations shall be final and binding on AXOGEN and the Employee. AXOGEN shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 4(d).

(iv) It is possible that after the determinations and selections made pursuant to this Section 4(d) the Employee will receive Covered Payments that are in the aggregate more than the amount provided under this Section ("Overpayment") or less than the amount provided under this Section ("Underpayment").

(v) In the event that: (a) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either AXOGEN or the Employee which the Accountants believe has a high probability of success, that an Overpayment has been made or (b) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Employee shall pay any such Overpayment to AXOGEN.

(vi) In the event that: (a) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (b) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by AXOGEN to or for the benefit of the Employee.

5. Surrender of Records and all AXOGEN and INC. Property. Upon termination of Employee's employment with AXOGEN or INC for any reason, or at any time as AXOGEN or INC. requests, Employee will immediately return to AXOGEN and INC., as applicable all Confidential Information and other tangible property that belongs to AXOGEN or INC. in Employee's possession; such tangible property includes but is not limited to: all keys and security and credit cards; all products, product samples, computers, cellular phones and other electronic devices; and all customer and account files, price lists, product information, training manuals, advertising and promotional materials, handbooks and polices (in physical or

electronic format). Employee shall not retain possession of any copies of correspondence, memoranda, reports, notebooks, drawings, photographs notes, research and scientific data, and tangible communications concerning the same, or other documents in any form whatsoever (including information contained in computer memory or any portable storage device (e.g., a "thumb drive") relating in any way to the Confidential Information obtained by or entrusted to Employee during Employee's employment. and confirm such return in writing.

6. Miscellaneous Provisions.

(a) Amendments to this Agreement only in Writing. The provisions of this Agreement and the attached Schedules and Exhibits shall only be modified by a written agreement executed by both a duly authorized officer of AXOGEN and Employee.

(b) Assignments. Employee shall not assign Employee's rights and/or obligations pursuant to this Agreement or the attached Schedules and Exhibits. AXOGEN may assign its rights and/or obligations pursuant to this Agreement and the attached Schedules and Exhibits at any time without prior notice to Employee. In the event of a Change in Control in which AXOGEN or INC. is not the surviving entity, any reference to AXOGEN or INC. shall be deemed to refer to the surviving entity.

(c) Binding Effect. All of the terms and provisions of this Agreement and the attached Schedules and Exhibits, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

(d) The Provisions of this Agreement are Severable. If any part of this Agreement, or any of the Schedules or Exhibits entered into pursuant to this Agreement, is contrary to, prohibited by, or deemed invalid under any applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement and its Schedules and Exhibits shall not be so invalidated, and shall be given full force and effect so far as possible.

(e) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 1 through 6 shall survive and remain in effect beyond the execution and delivery of this Agreement in accordance with their respective terms of duration.

(f) Waivers. The failure or delay of AXOGEN or Employee at any time to require performance of any provision of this Agreement or the attached Schedules and Exhibits, even if known, shall not affect the rights of AXOGEN or Employee to require performance of that provision or to exercise any right, power or remedy pursuant to this Agreement or the attached Schedules and Exhibits. Any waiver by AXOGEN or Employee of any breach of any provision of this Agreement or the attached Schedules and Exhibits shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy pursuant to this Agreement or the attached Schedules and Exhibits.

(g) Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (i) delivered via electronic notification; (ii) hand-delivered by messenger or courier service; (iii) sent by an overnight-mail service (e.g. FedEx or UPS); or (iv) mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, and addressed to:

If to Employee:

Employee's most current address on file with AXOGEN.

If to AXOGEN:	With a copy to:
AXOGEN Corporation 13631 Progress Blvd., Ste. 400 Alachua, FL 32615 Attn: Office of the General Counsel	AXOGEN Corporation 13631 Progress Blvd., Ste. 400 Alachua, FL 32615 Attn: Human Resources

or to such other address as any party may designate by written notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by personal delivery, or (b) on the date upon which the return receipt is signed, delivery is refused, or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

(h) Governing Law. This Agreement and the attached Schedules and Exhibits and all transactions contemplated by this Agreement or the attached Schedules and Exhibits shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

(i) Jurisdiction and Venue. The Parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement and the attached Schedules and Exhibits occurred, or shall occur, in Hillsborough County, Florida, and the Parties irrevocably and unconditionally (a) agree that any suit, action or legal proceeding arising out of, or relating to, this Agreement or the attached Schedules and Exhibits shall be brought in the courts of record of the State of Florida in Hillsborough County, or the United States District Court, Middle District of Florida, Tampa Division; (b) consent to the personal jurisdiction of each such court in any such suit, action or proceeding; (c) waive any objection which they may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agree that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

(j) Remedies Available to Either Party Cumulative. No remedy conferred upon any party pursuant to this Agreement (or the attached Schedules and Exhibits) is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given pursuant to this Agreement (or the attached Schedules and Exhibits) now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise

by any party of any right, power or remedy pursuant to this Agreement (or the attached Schedules and Exhibits) shall preclude any other or further exercise of such right, power or remedy.

(k) Entire Agreement. This Agreement and the attached Schedules and Exhibits represents the entire understanding and agreement between the Parties with respect to the subject matter contained herein and supersedes all other agreements, negotiations, understandings and representations (if any) made by and between the Parties regarding such subject matter. The Parties represent that they have not relied on any statement, promise, or representation not set forth herein in entering into this Agreement.

(l) Section and Paragraph Headings. Section and paragraph headings used throughout this Agreement and the attached Schedules and Exhibits are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or the attached Schedules and Exhibits.

(m) Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The Parties acknowledge that each party contributed to its negotiations and is equally responsible for its preparation.

(n) Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") to the extent applicable, the Parties intend to administer this Agreement in a manner that is consistent with those requirements or an exception thereto, and this Agreement shall be construed and interpreted in accordance with such intent. Any payments that are considered deferred compensation under Section 409A of the Code and that are paid to a "specified employee" (as defined in Section 409A of the Code) upon separation from service shall be subject to a six (6) month delay, if required by Section 409A of the Code. If required by Section 409A of the Code, any amounts otherwise payable during the six (6) month period that commences on and follows the Employee's termination date shall be paid in one lump sum amount on the first payroll date following the six (6) month period following the Employee date of termination (or within thirty (30) days of the Employee's death, if earlier). For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" (within the meaning of such term under Section 409A of the Code). Each payment made under this Agreement shall be treated as a separate payment. In no event shall the Employee, directly or indirectly, designate the calendar year of a payment. All reimbursements under this Agreement shall be provided in a manner that complies with Section 409A of the Code, if applicable. If required by regulations or other guidance issued under Section 409A of the Code or a court of competent jurisdiction, the provisions regarding payments hereunder shall be amended to provide for such payments to be made at the time allowed under such regulations, guidance or authority that most closely achieves the intent of this Agreement.

(o) Liability Insurance. AXOGEN shall cover, at its sole cost and expense, the Employee under directors and officers liability insurance both during the term of this Agreement and for the one year period following the termination of this Agreement, in the same amount and to the same extent as AXOGEN covers its officers and directors.

EMPLOYEE AND AXOGEN have executed this Agreement as of the 1st day of November, 2020.

AXOGEN CORPORATION

Name: Karen Zaderej
Title: CEO, President & Chairman

EMPLOYEE:

958A03C026894DD...
Angelo Scopelianos

DocuSign Envelope ID: B6017155-16D8-4AFC-939A-F2F6EDFA74E6

SCHEDULE AND EXHIBIT LIST

Schedule 1 - Duties of Employee

Schedule 2 - Compensation and Benefits

Schedule 3 - Offer Letter

Exhibit A - **Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation** Agreement

SCHEDULE 1 - DUTIES OF EMPLOYEE

The duties of Employee with AXOGEN CORPORATION ("AXOGEN") are as follows:

1. Employee's Title: AXOGEN hereby employs Employee as Vice President, Research and Development, which title may change at AXOGEN's discretion.

2. Employee's Duties: Employee shall perform all duties in connection with Employee's position, or as otherwise designated by AXOGEN, including, without limitation, the following duties:

    - Report directly to the Chairman, Chief Executive Officer, and President.
    - Manage and promote development of new, innovative products in partnership with the marketing team from concept through regulatory approval and commercialization.
    - Continue to expand the R&D pipeline by developing new applications for current products and new products through innovation and with the goal of timely introductions of new products to the global market.
    - Expand the base of science by pursuing grants for basic research.
    - Recruit appropriate talent to accomplish current product development initiatives and to advance AXOGEN's growth capability and operational efficiency to position it well for the future.
    - Develop productive relationships with marketing, sales and other functional leaders and teams, as well as, strategic partners and other business leaders to leverage their expertise and ensure alignment on AXOGEN's strategy and mission.
    - Develop and implement internal product development processes in order to meet product development timelines and deliver on commitments. Establish and manage processes to be in compliance with GMP, GLP (as needed), design control and other regulatory requirements. Support and lead organization to remain in compliance with AXOGEN policies and procedures.
    - Plan and executes R&D/product development initiatives.
    - Plan, organize, and supervise the work of a staff of scientists, engineers and technicians. Recruit others to execute the 5 year strategic plan.
    - Evaluate progress and results obtained, recommend changes to achieve objectives when needed.
    - Oversee and manage intellectual property portfolio with internal and external resources.
    - Conceptualize, establish and document the Companies' technology platforms and next generation products.
    - Contribute to, and support, the overall AXOGEN vision and strategy as member of the Executive Team.
    - Manage within an expected budget.
    - Develop and manage relationships with scientific and medical experts in the area of peripheral nerve repair worldwide.

    (a) Compliance with Employee Policies, Procedures, Rules and Regulations.

    Employee shall comply with all AXOGEN policies, procedures, rules and regulations for employees as such policies and procedures may exist or be established from time to time.

DocuSign Envelope ID: B6017155-16D8-4AFC-939A-F2F6EDFA74E6

(b) No Other Business Activities.

(i) Employee shall devote Employee's entire professional time, energy and skill to the performance of Employee's duties pursuant to the Agreement, the service of AXOGEN, and promotion of AXOGEN's interests. The Parties agree that Employee may not during Employee's employment, except as permitted in writing by AXOGEN, be engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage including, without limitation, management or management consulting activities.

(ii) Notwithstanding the preceding subsection, Employee may invest Employee's personal assets in businesses or real estate that are not in competition with AXOGEN where the form or manner of such investment will not require services on the part of Employee, and in which Employee's participation is solely that of a passive investor.

SCHEDULE 2 - COMPENSATION AND BENEFITS

Subject to the terms and conditions of the AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), Employee may be entitled to receive from AXOGEN Corporation ("AXOGEN") the following compensation and benefits:

1. Base Salary.

(a) Amount. Employee's salary during employment with AXOGEN will be at the rate of $369,500.00 (Three Hundred Sixty-Nine Thousand Dollars) annually, (the "Base Salary") effective on November 1, 2020 and delivery of the Agreement to AXOGEN.

(b) Payment. The Base Salary shall be payable in accordance with the existing payroll practices of AXOGEN, which practices may be changed by AXOGEN from time to time at its sole discretion. The Base Salary shall be subject to all appropriate withholding taxes.

(c) Review of Base Salary. The Base Salary may be reviewed by AXOGEN from time to time; however, AXOGEN reserves the right to increase or decrease the Base Salary at any time during the employment relationship in its sole discretion.

(d) Additional Compensation. In addition to the Base Salary, Employee may also be eligible to receive stock options, benefits, paid vacations and holidays during Employee's Employment.

2. Business Expenses and Reimbursements. Employee shall be eligible for reimbursement by AXOGEN in accordance with AXOGEN's normal reimbursement practices for ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties for AXOGEN, so long as Employee timely submits to AXOGEN accurate invoices and receipts of all expenses submitted for reimbursement pursuant to this section or as otherwise permitted pursuant to Schedule 3.

3. Benefits. Employee will be permitted to participate in such benefit plans of AXOGEN that may be in effect from time to time, to the extent Employee is eligible under the terms of those plans. Nothing herein shall be construed to require AXOGEN to institute or continue any particular plan or benefit. AXOGEN reserves the right to add, change, or eliminate any benefits at any time at its sole discretion.

4. Vacations and Holidays. Employee will be entitled to paid vacation of four (4) weeks per calendar year and holidays in accordance with the holiday policies of AXOGEN in effect for its employees from time to time. Vacation must be taken by Employee at such time or times as approved by AXOGEN.

5. Bonus.

(a) Calculation. During the Employment Period, Employee may receive a bonus based on an AXOGEN bonus plan, as determined by AXOGEN from time to time in its sole discretion. Bonuses will be pro-rated based on Employee start date and his target rate set at a percentage of salary subject to the conditions of such bonus as established by AXOGEN executive management and/or the compensation committee of the INC. Board of Directors, as applicable.

(b) Payment. The Bonus if paid shall be paid in accordance with, and subject to, the normal payroll policies of AXOGEN with respect to similar forms of compensation, including, without limitation, being subject to all appropriate withholding taxes.

6. Compensation Review. AXOGEN may, from time to time, review Employee's compensation (including benefits) and may, in its sole discretion, increase, or decrease, or eliminate any or all of the benefits. Any such increase or decrease in the compensation package shall be in writing, executed by a duly authorized officer of AXOGEN, and such writing shall constitute an amendment to this Paragraph 6 (and to the Agreement and any applicable Schedules or Exhibits) solely as to the benefits, without waiver or modification of any other terms, conditions or provisions of the Agreement.

7. No Other Compensation. Employee agrees that the compensation and benefits set forth in the Agreement, this Schedule 2 and Schedule 3 contain the sole and exclusive compensation and benefits to which Employee is eligible and that Employee shall have no rights to receive any other compensation or benefits of any nature from AXOGEN. Notwithstanding the foregoing, any and all equity awards granted to the Employee remain in full force under the terms upon which they were originally granted.

SCHEDULE 3 - OFFER LETTER

AxoGen.

August 2, 2018

VIA EMAIL

Angelo Scopelianos, Ph.D.
3082 West Lake Road
Skaneateles NY 13152

agscopelianos@gmail.com

Re: AxoGen Offer

Dear Angelo,

I am pleased to send you this formal invitation to join the AxoGen team for the exempt salaried position of Vice President of Research and Development, subject to the contingency as outlined in the Offer Acceptance. We feel your background is ideally suited for the challenges and extraordinary opportunity ahead. We look forward to your expertise to guide and support activities as we bring AxoGen's nerve repair products to patients.

The details of the compensation package are listed below:

○ Salary	$355,000 annually paid bi-weekly,
○ Bonus	Target 45% based on company performance, paid annually, prorated the first year
○ Commuting Allowance	$65,000 annually paid bi-weekly+
○ Health Insurance	Per AxoGen Medical Benefits Plan
○ Vacation	4 weeks prorated the first year, 4 weeks after year 1
○ Retirement Plan	401(k) Plan that matches dollar-for-dollar for the first 3% contributed and $.50 cents per dollar contributed for the next 2% contributed of your annual base salary to maximum statutory limits
○ Starting Date	September 1, 2018 and continuing until employment termination by either party at-will
○ Expenses	A Company credit card may be provided, subject to expense policies to be provided.

- ESPP Plan — Opportunity for regular full-time employees who have completed 3 months with the company to purchase AxoGen stock at a discounted price (enrollment opportunity periods occur twice per year).

- Stock Options — You will be provided an Incentive Stock option that will allow during its 10-year term to purchase, subject to vesting provisions, 40,000 shares of AxoGen, Inc. common stock at the closing price of the Company Stock on, September 1, 2018. Such stock option will vest over 4 years, with 50% of the total shares granted vesting after the second year, and 12.5% of the total shares granted vesting every 6 months thereafter for the next two years, provided that you have been continuously employed.

- PSU — Performance stock units for the grant of 5,500 shares of AxoGen, Inc. common stock provided that by February 15, 2020 the compensation committee will review gross revenue for the fiscal year ending December 31, 2019. Upon such review, and based upon revenue performance criteria in the PSU Agreement, determination will be made as to how many shares may be issued pursuant to the PSU Agreements. Which amount could range between zero and 150% of the PSU's granted. Once the number of Shares has been determined, 33.33% will vest on each February 15, 2020 and 2021 and 33.34% will vest on February 15, 2022, provided that you have been continuously employed through each vesting date as to the particular number of Shores vesting.

The compensation and benefits to be provided to you are contingent on your continued employment and subject to the particular terms of any further documentation provided to you. These employment terms are also subject to change at the discretion of the AxoGen Corporation. Neither this letter nor other documentation between the parties is intended to convey a right to a particular length of time of employment.

Please let me know if you have questions. I look forward to working with you in the days to come.

Kind Regards,

Karen Zaderej
Chairman, CEO and President
AxoGen Corporatio

+ The commuting allowance will be included in your bi-weekly pay and will be used by you to offset your housing costs near AxoGen's headquarter location, and weekly transportation to and from your home in New York. Any weekly business travel that exceeds the cost of a round trip ticket to and from your home will be reimbursed as a business expense.

OFFER ACCEPTANCE

The provisions of this conditional offer of employment have been read, are understood, and the offer is herewith accepted. I understand that my final offer of employment is contingent upon: (1) satisfactory fulfillment of a pre-employment drug test and background check; (2) executing all of the documents included in AxoGen's New Hire Package which includes, but is not limited to, non-compete, non-solicitation, confidentiality, invention assignment, insider trading, anti-fraud, and code of ethics agreements; and (3) completing all necessary quality related training. (Collectively the aforementioned list will be referred to as Employment Documentation.) Completing the Employment Documentation will confirm my employment pursuant to the terms of this Letter. However, AxoGen reserves the right to change any or all of the Employment Documentation listed above. I further understand that my employment will be as an at-will employee. Although I am an at-will employee, AxoGen may issue me company property and I understand that if my employment is terminated for any reason I am responsible for returning that company property in usable or salable condition. I consent to AxoGen withholding any payments due to me post termination until all of my company property is returned in good condition.

This offer shall remain open until August 8, 2018 unless an extension of the consideration time is agreed to in writing by an Officer of the company.

To confirm your acceptance of this offer please return this letter to Gail Boudreau at 13631 Progress Blvd., Suite 400 Alachua, FL 32615 or via email to gboudreau@axogeninc.com

Date: ____________________

Signature: ____________________

Reporting Date: ____________________

Exhibit C

Confidentiality, Intellectual Property, Non-Competition And Non-Solicitation Agreement

EXHIBIT A

CONFIDENTIALITY, INTELLECTUAL PROPERTY,
NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (this "IP and NCNS Agreement") is effective as of November 1, 2020 (the "Effective Date") by and between Axogen Corporation, having a place of business at 13631 Progress Blvd., Suite 400, Alachua, FL 32615 ("Axogen") and Angelo Scopelianos ("Employee"). Axogen and Employee may each be referred to herein as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, Axogen is a global leader in developing, marketing, selling and distributing surgical and non-surgical solutions for peripheral nerve damage or discontinuity, as well as of instruments and devices in connection with the foregoing and in diagnosis, surgery for, therapy associated with and recovery in connection with nerve damage and/or nerve discontinuity, and has spent substantial time, resources and monies developing its Confidential Information (as defined below);

WHEREAS, Employee has accepted employment with or is currently an employee of Axogen who will or does, as the case may be, receive certain compensation and other employment-related benefits from Axogen in return for Employee performing Employee's job duties and responsibilities;

WHEREAS, during Employee's employment Employee will be (or has been) provided with periodically supplemented Confidential Information, including trade secrets, as well as the opportunity to contribute to the creation and/or maintenance of Confidential Information;

WHEREAS, Employee recognizes that Axogen's Confidential Information is an important and valuable asset to Axogen and that Axogen has a legitimate business interest in protecting these assets;

WHEREAS, Employee recognizes that Axogen's relationships with Axogen Customers and the goodwill associated with Axogen Customers, Axogen's business and Axogen's reputation in the industry, are important and valuable assets to Axogen and that Axogen has a legitimate business interest in protecting those assets; and

WHEREAS, in consideration for Employee's initial employment or continued employment, as the case may be, with Axogen, Employee agrees to abide by the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, including initial or continued employment, the receipt and sufficiency of which are hereby acknowledged, the Parties to this IP and NCNS Agreement hereby agree as follows:

1. DEFINITIONS.

The following terms, when used in this IP and NCNS Agreement with initial capital letters, shall have the respective meanings set forth in this Section 1.

"Axogen Customers" means accounts, customers, physicians, therapists, hospitals, acute surgical care centers, group purchasing organizations, integrated delivery networks, treatment centers or other clients that: (a) have purchased Axogen products during the prior one (1) year; or (b) have received or requested a proposal during the prior one (1) year for the purchase Axogen products; as well as all such entities or individuals that come to purchase Axogen products and/or request or receive a proposal for the purchase of Axogen products during the time of Employee's employment by Axogen.

"Competing Organization" means any person or organization which is engaged in or about to become engaged in research on, consulting regarding, or development, production, marketing or selling of a Competing Product including, but not limited to, the organizations identified on Schedule 1, effective as of the Effective Date and as may be amended from time to time, attached hereto.

"Competing Product" means any product, process, technology, service, machine or invention of any person or organization other than Axogen in existence or under development which is similar to, resembles, competes with, is substitutable for, or is intended to be similar to, resemble, compete with, or be substitutable for a product, process, technology, service, machine or invention of Axogen.

"Confidential Information" means Axogen's confidential, proprietary, trade secret or any other non-public information, including without limitation: (a) Axogen Customers; (b) actual or potential vendors, suppliers, distributors or referral sources; (c) products, product know-how, product manufacturing and distribution systems and processes, product technology, product development plans and strategies; (d) marketing and sales strategies and plans, product pricing policies, offerings and structures; (e) business and financial information of a non-public nature (e.g., strategy plans, forecasts, budgets); (f) employee, personnel or payroll policies, records and information; (g) corporate development strategies including acquisitions, divestitures, growth plans and other plans; (h) clinical study design, management, evaluation, and interpretation; (i) inventions, ideas, innovations, improvements, know-how, methods, processes, specifications, procedures, invention disclosures, certifications, and proposed and/or actual research and development activities, regardless of whether or not any of the foregoing is patentable or otherwise protectable under the intellectual property laws of the United States; and (j) information disclosed by third parties to Axogen pursuant to a confidentiality agreement. Confidential Information does not include information that is or becomes part of the public domain through no fault of Employee, or without any third-party violation of any confidentiality agreement with Axogen.

"Copyrightable Works" means all works of authorship, fixed in any tangible medium of expression known or later developed, including but not limited to writings, reports, articles, white papers, compilations, summaries, graphics, computer programs, user interfaces, drawings, designs, documentation and publications.

"Intellectual Property" means all inventions, patents, patent applications, designs, discoveries, ideas, innovations, improvements, modifications, know-how, trade secrets, methods, processes, specifications, procedures, trademarks, certifications, and invention disclosures, whether or not patentable or otherwise protectable under the intellectual property laws of the United States.

"Material Contact" means (i) any interaction between Employee and an Axogen Customer which takes place in an effort to establish, maintain, and/or further a business relationship on behalf of Axogen, (ii) any Axogen Customer whose dealings with Axogen were coordinated or supervised by Employee, (iii) any Axogen Customer about whom Employee obtained Confidential Information in the ordinary course of business as result of Employee's association with Axogen, or (iv) any Axogen Customer who receives product or services from Axogen, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee, all within the last year of Employee's employment with Axogen (or during Employee's employment if employed less than a year).

2. CONFIDENTIAL INFORMATION AND PROPERTY.

2.1. Non-Disclosure of Confidential Information. Employee acknowledges that the Confidential Information is of great value to Axogen, that Axogen has legitimate business interests in protecting its Confidential Information, and that the disclosure to anyone not authorized to receive such information, including any Competing Organization, will cause irreparable injury to Axogen. Employee agrees: (a) not to make use of the Confidential Information for any purpose other than is necessary to perform Employee's duties while an employee of Axogen; (b) not to disclose, use, disseminate, identify, or publish Confidential Information for five (5) years after the termination of Employee's employment with Axogen for any reason; (c) to provide to Axogen's Office of General Counsel immediate notice of any (i) inadvertent or otherwise improper disclosure of Confidential Information; and (ii) theft of Confidential Information, including breach of security, hacking, or other improper act by a third party. Notwithstanding the foregoing, Employee agrees not to, and shall not for any reason disclose, use, disseminate, identify or publish Confidential Information that is an Axogen trade secret, as long as that Confidential Information remains a trade secret and does not become publicly known through no fault of Employee.

2.2. Return of Confidential Information and Axogen Property. Upon termination of Employee's employment with Axogen for any reason, or at any time as Axogen requests, Employee shall immediately return to Axogen all Confidential Information and other tangible property that belongs to Axogen in Employee's possession; such tangible property includes but is not limited to: all keys and security and credit cards; all products, product samples, computers, cellular phones and other electronic devices; and all customer and account files, price lists, product information, training manuals, advertising and promotional materials, handbooks and polices (in physical or electronic format). Employee shall not retain possession of any physical or electronic copies of correspondence, memoranda, reports, notebooks, drawings, photographs notes, research and scientific data, and tangible communications concerning the same, or other documents in any form whatsoever (including information contained in computer memory or any portable storage device (e.g., a "thumb drive") relating to or reflecting in any way to the Confidential Information obtained by or entrusted to Employee during Employee's employment with Axogen.

2.3 Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. §1833, Employee acknowledges that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by Axogen for reporting

a suspected violation of law, Employee shall not have criminal or civil liability under any federal or state trade secret law if Employee discloses the trade secret to Employee's attorney and (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

3. RESTRICTIVE COVENANTS.

3.1. Employee Acknowledgment.

(a) Employee acknowledges that: (a) Employee's position and employment with Axogen gives Employee access to and knowledge of Axogen Customers and its vendors, suppliers, distributors or referral sources (collectively, "Axogen Business Partners"), which represent important and unique business assets that have resulted from a significant investment of time, resources and monies by Axogen; (b) Employee would cause Axogen great loss, damage and immediate irreparable harm if Employee were to engage in unfair or unlawful competitive activity by improperly using or disclosing any information related to Axogen Business Partners for Employee's own benefit or for the benefit of any Competing Organization.

(b) Employee acknowledges and agrees that the restrictions contained in this Section 3, are reasonable and necessary to protect Axogen's legitimate business interests, promote and protect the purpose and subject matter of this IP and NCNS Agreement and Employee's employment, and deter any potential conflict of interest. Employee agrees that Employee knows of no reason why any restriction contained in this Section 3 is not reasonable and enforceable and that all such restrictions are necessary and reasonable to protect Axogen's interests. Employee also acknowledges and agrees that the restrictions contained in this Section 3 will not impair or infringe upon Employee's right to work or earn a living when Employee's employment with Axogen ends.

3.2 Non-Compete.

(a) During Employee's employment with Axogen and for a period of one (1) year following the termination of Employee's employment with Axogen for any reason, Employee will not work for (as an employee, consultant, contractor, agent or otherwise) or render services directly or indirectly to any Competing Organization whereby the services Employee would provide for, to, or on behalf of the Competing Organization (i) are the same as or similar to those services that Employee provided for, to, or on behalf of Axogen during Employee's employment, (ii) involve the development, sale, marketing, or distribution of a Competing Product, or (iii) could enhance the use or marketability of a Competing Product. This restriction covers (i) the United States, (ii) any state or territory in which Axogen is engaged in its business at the time of and during the year prior to Employee's separation from Axogen, and (iii) any state or territory in which Employee was providing services for Axogen at the time of and during the year prior to Employee's separation from the Company.

(b) The restrictions herein shall not prohibit Employee from accepting employment with a Competing Organization whose business is diversified and which is, as to that part of its business in which Employee accepts employment, not a Competing Organization. If Employee accepts employment with a Competing Organization, Employee will provide Axogen written assurances satisfactory to Axogen that Employee will not render services, directly or indirectly, for the time period herein in connection with any Competing Product.

3.3 Non-Solicitation of Employees and Axogen Business Partners.

(a) During Employee's employment with Axogen and for a period of two (2) years following the termination of Employee's employment with Axogen for any reason, Employee will not in any capacity, directly or indirectly, solicit, induce or influence, or attempt to solicit, induce or influence, any person engaged as an employee, independent contractor, or agent of Axogen to terminate his or her employment and/or business relationship with Axogen or do any act which may result in the impairment of the relationship between Axogen and its employees, independent contractors or agents.

(b) During the term of Employee's employment with Axogen and for a period of one (1) year following the termination of Employee's employment with Axogen for any reason, Employee will not in any capacity, directly or indirectly: (i) solicit, contact, accept solicited business from, provide competitive services to, or sell any Competing Product to an Axogen Customer; (ii) divert, entice or otherwise take away from Axogen the business or patronage of any Axogen Business Partner; or (iii) solicit or induce any Axogen Business Partner to terminate or reduce its relationship with Axogen or otherwise interfere with Axogen's relationship with any Axogen Business Partner. This restriction applies only to those Axogen Customers and Axogen Business Partners with whom Employee had Material Contact.

3.4 New Employer Notification. To enable Axogen to monitor Employee's compliance with the obligations set forth in this IP and NCNS Agreement, Employee agrees to notify Axogen in writing before commencing employment with a new employer; such notification shall include the identify of Employee's new employer, job title and responsibilities. Employee will continue to notify Axogen, in writing, any time Employee accepts or changes employment during the time periods set forth in this Section 3. Employee agrees that Axogen is permitted to contact any new or prospective employer regarding Employee's obligations owed to Axogen.

3.5 Modification of Non-Compete and Non-Solicitation Provisions. The parties agree that a court of competent jurisdiction may modify any invalid, overbroad or unenforceable term of this Section 3 so that such term, as modified, is valid and enforceable under applicable law; such court is also authorized to extend the time periods set forth in this Section 3 for any period of time in which Employee is in breach of this IP and NCNS Agreement or as necessary to protect the legitimate business interests of Axogen. If a court of competent jurisdiction determines that any term of this Section 3 is invalid, overbroad, or unenforceable, in whole or in part, and cannot be modified as set forth in the prior sentence to make such term valid and enforceable under applicable law, the Parties agree that any such term, in whole or in part as the case may, shall be severable and the remainder of this Section 3 and this IP and NCNS Agreement shall nevertheless be enforceable and binding on the Parties.

4. INVENTIONS.

4.1. Disclosure of Developments. Employee agrees that during and subsequent to Employee's employment with Axogen, Employee will promptly disclose and furnish complete information to Axogen relating to all inventions, ideas, improvements, modifications, discoveries, research, data, know-how, methods and developments, whether patentable or not, and whether or not otherwise protectable under the intellectual property laws of the United States, that are

made, conceived, developed, reduced to practice, or authored by Employee or under Employee's direction during Employee's employment whether or not made, conceived, developed, reduced to practice or authored during normal business hours or on Axogen premises. Employee shall keep complete, accurate, and organized information and records of all Copyrightable Works or other Intellectual Property and Confidential Information in the manner and form reasonably requested by Axogen.

4.2 Ownership of Intellectual Property.

(a) Employee agrees to assign and hereby does assign to Axogen all right, title and interest, worldwide in and to any and all Intellectual Property made, conceived, developed, reduced to practice or authored by Employee alone or with others for AXOGEN during the course of Employee's employment (or after the period of Employee's employment and which rely upon or use Axogen's Confidential Information and/or non-public Intellectual Property), whether made, conceived, developed or reduced to practice, whether or not the foregoing are within the scope of Axogen's actual or anticipated research and development business.

(b) Axogen's rights in Section 4.2(a) above shall not apply to any Intellectual Property conceived and developed without reliance upon and/or without the use of Axogen's equipment, supplies, facilities, Confidential Information or other non-public Intellectual Property, and which was developed entirely on Employee's own time, unless (a) the Intellectual Property relates (i) to Axogen's actual or anticipated business; (ii) to Axogen's actual or anticipated research and development; or (iii) the Intellectual Property results from or relates to any work performed by Employee for Axogen.

(c) For avoidance of doubt, it shall be Axogen's sole decision, in its sole discretion how to protect its Confidential Information and/or Intellectual Property and/or Copyrightable Works and whether to formally seek registration of any of its Intellectual Property and/or Copyrightable Works.

4.3 Copyrightable Works. Employee acknowledges that all Copyrightable Works shall to the fullest extent permissible be considered "works for hire" in the United States as defined in the U.S. Copyright Laws and in any other country adhering to the "works made for hire" or similar notion. All such Copyrightable Works shall from the time of creation be owned solely and exclusively by Axogen throughout the world. If any Copyrightable Work or portion thereof shall not be legally qualified as a work made for hire in the United States or elsewhere or shall subsequently be held to not be a work made for hire, Employee agrees to assign and does hereby assign to Axogen all Employee's right, title and interest in, including all moral rights in and to the Copyrightable Works, and all registered and applied for copyrights therein. To the extent the assignment of all rights, title and interest in, including of all moral rights in, the Copyrightable Works, is prohibited in full or in part by any applicable law, Employee hereby grants to Axogen a fully-paid-up, royalty-free, exclusive, sublicensable, transferrable, irrevocable and perpetual, worldwide license in and to the Copyrightable Works and hereby waives Employee's enforcement of any moral rights which Employee may hold in any existing or future Copyrightable Works worldwide and hereby consents to any action of Axogen that would violate its moral rights in the absence of such consent. Employee hereby further agrees that Axogen is not required to designate Employee as author of any Copyrightable Works when such Copyrightable Works are distributed publicly or otherwise, and hereby waives any cause of action against Axogen for not so identifying Employee as an author of such Copyrightable Works.

4.4 License. In the event that any of the rights in any Copyrightable Works or other Intellectual Property ("Intellectual Property Rights") cannot be transferred to Axogen pursuant to the terms of this IP and NCNS Agreement, Employee hereby (i) unconditionally and irrevocably waives the enforcement of any Intellectual Property Rights retained by Employee, and all claims and causes of action of any kind against Axogen with respect to those rights; and (ii) grants to Axogen an irrevocable, perpetual, fully paid-up, transferable, sublicensable, royalty-free, exclusive worldwide right and license to use, reproduce, distribute, display, perform, prepare derivative works of, modify, enforce, and otherwise use and exploit all or any portion of such existing and future Intellectual Property Rights.

4.5 Causes of Action. Employee further irrevocably assigns to Axogen all causes of action, including accrued, existing and future causes of action, arising out of or related to the Intellectual Property Rights.

4.6 Cooperation. When requested to do so by Axogen, either during or subsequent to Employee's employment with Axogen, Employee shall: (a) execute all documents requested by Axogen for the vesting in Axogen of the entire right, title and interest in and to the Intellectual Property and Confidential Information, and all patent, copyright, trademarks or other applications filed and issuing on the Intellectual Property; (b) execute all documents requested by Axogen for filing and obtaining of patents, trademarks or copyrights; and (c) provide assistance that Axogen reasonably requires to protect its right, title and interest in the Intellectual Property and Confidential Information. Employee acknowledges that the obligations herein shall continue beyond the termination of Employee's employment with Axogen with respect to Intellectual Property conceived, authored or made by Employee during Employee's period of employment and shall be binding on Employee's executors, administrators or other legal representatives.

4.7 Appointment of Attorney-In-Fact. Employee irrevocably appoints any AXOGEN-selected designee to act, at all times hereafter, as Employee's agent and attorney-in-fact to perform all acts necessary to file for registration of and/or register Copyrightable Works or other Intellectual Property as required by this IP and NCNS Agreement if Employee (i) refuses to perform those acts or (ii) is unavailable, within the meaning of the United States Patent and Copyright laws. It is expressly intended by Employee that the foregoing power of attorney is coupled with an interest.

4.8 Assignability. All Intellectual Property Rights and representations made or granted by Employee in this IP and NCNS Agreement are assignable by Axogen and are for the benefit of Axogen's successors, assigns, and parties contracting with Axogen.

4.9 Prior Intellectual Property. Attached as Schedule 2 is a complete list, if any, of all of Employee's Intellectual Property and Copyrightable Works made, conceived or first reduced to practice by Employee, alone or jointly with others, prior to Employee's employment with Axogen ("Prior Intellectual Property"). If in the course of Employee's employment with Axogen Employee incorporates into an Axogen product, process or machine any Prior Intellectual Property to which Employee possesses all right, title and interest, then Employee hereby grants, and agrees to grant, Axogen a non-exclusive, royalty-free, irrevocable, perpetual, transferable, sublicensable worldwide license to make, modify, use and sell such Prior Intellectual Property as part of or in connection with such product, process or machine. Notwithstanding the foregoing, Employee agrees not to, and shall not, use at or on behalf of Axogen any Prior Intellectual Property that is owned by a third party and/or the use of which would require a license from a third party, and/or

to which Axogen has not otherwise acquired the right to use, and/or which would be in violation of Section 5.3 of this IP and NCNS Agreement.

5. EMPLOYEE REPRESENTATIONS.

5.1. Performance. During Employee's employment with Axogen, Employee shall devote Employee's best efforts, attention and energies to the performance of Employee's duties as an employee of Axogen.

5.2 Code of Conduct; Conflicts of Interest. Employee agrees to adhere to Axogen's Code of Business Conduct and Ethics, including but not limited to the provisions regarding Conflicts of Interest, as defined therein. Employee will not engage in any activity or have any outside interest that could interfere with the satisfactory performance of Employee's duties or be detrimental to Axogen or be engaged in any other occupation or activity that conflicts with Employee's obligations to Axogen. Employee agrees to promptly notify Axogen of any potential conflict of interest.

5.3. Agreements with Prior Employers. Employee has not signed any non-competition, non-solicitation, or other agreement that Employee has not disclosed to Axogen that prohibits Employee from being employed by Axogen, fully performing Employee's duties or fully providing services to or on behalf of Axogen during Employee's employment or assigning works and ideas to Axogen ("Prior Non-Compete Agreement"). Employee has not and will not disclose to Axogen or use for Axogen's benefit any information that to Employee's knowledge is proprietary or confidential to any of Employee's prior employers without proper consent from the prior employer. If Employee has signed a Prior Non-Compete Agreement with a prior employer, Employee has provided a copy of such agreement to Axogen's Human Resources Department under separate cover.

5.4 At-Will Employment. Employee acknowledges that this IP and NCNS Agreement does not obligate Employee to remain employed by Axogen nor does it confer upon Employee the right to continued employment by Axogen. Employee and Axogen each have the right to terminate the employment relationship at any time, for any reason or no reason, with or without notice and with or without cause.

5.5 Theft of Trade Secrets. Employee acknowledges that Employee is aware that a theft of trade secrets of an employer by an employee is an offense under federal law and the state laws of Florida and is prohibited by this IP and NCNS Agreement. Employee further acknowledges that such theft of trade secrets constitutes a criminal violation of Florida Statute 812.081, punishable as a third-degree felony under Florida Statute 775.082, conviction for which carries a term of imprisonment not exceeding five (5) years. Employee acknowledges AXOGEN will vigorously prosecute its rights under federal law and the state laws of Florida for any violation arising out of a breach by Employee of any of the material terms of this IP and NCNS Agreement.

5.6 Advice of Counsel. Employee acknowledges and agrees that Employee has read and understands the terms set forth in this IP and NCNS Agreement and has been given a reasonable opportunity to consult with an attorney of their choosing prior to execution of IP and NCNS Agreement and has either done so, or knowingly declined to do so.

6. MISCELLANEOUS.

6.1. Inside Information. Employee hereby acknowledges that Employee is aware (and that Employee's representatives who are apprised of this matter have been advised) that the United States securities laws prohibit Employee and any person or entity that has received material non-public information about Axogen from Employee ("Inside Information") from purchasing or selling securities of Axogen or from communicating such information to any person under circumstances under which such other person may purchase or sell securities of Axogen.

6.2 Essence of the Agreement. The restrictive covenants set forth in Sections 2-4 are the essence of this IP and NCNS Agreement and they shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this IP and NCNS Agreement. The existence of any claim or cause of action of Employee against Axogen, whether predicated on this IP and NCNS Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Employee or Axogen may have against the other, will not constitute a defense to the enforcement by Axogen against Employee of the restrictive covenants set forth in Sections 2-4. Axogen shall not be barred from enforcing the restrictive covenants set forth in Sections 2-4 by reason of any breach of (i) any other part of this IP and NCNS Agreement, or (ii) any other agreement with Employee.

6.3. Entire Agreement; Prior Agreements. This IP and NCNS Agreement including its Schedules sets forth the entire agreement between the Parties as it relates to the subject matter of this IP and NCNS Agreement; this IP and NCNS Agreement supersedes and replaces prior agreements between Employee and Axogen with respect to the subject matter addressed in the IP and NCNS Agreement. The provisions of this IP and NCNS Agreement shall not be amended, supplemented, waived or changed orally; any such alteration shall only be valid through a written amendment to this IP and NCNS Agreement signed by both Parties.

6.4 Severability. This IP and NCNS Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of this IP and NCNS Agreement to be invalid or unenforceable, the Parties agrees that, if allowed by law, that provision shall be deemed severable from the remainder of this IP and NCNS Agreement, and the remaining provisions contained in this IP and NCNS Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this IP and NCNS Agreement.

6.5. Assignment. This IP and NCNS Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. This IP and NCNS Agreement may not be assigned by Employee.

6.6. Injunctive Relief. Employee acknowledges that because of the difficulty of measuring economic losses to Axogen as a result of a breach or threatened breach of any of the covenants in this IP and NCNS Agreement, and because of the immediate and irreparable damage that would be caused to the Company and for which monetary damages would not be a sufficient remedy and which harm would not be fully or adequately compensated by recovery of damages alone, the Parties agree that, in addition to all other remedies or damages that may be available to Axogen hereunder and at law or in equity, in the event of a breach or a threatened breach by Employee of any covenants in this IP and NCNS Agreement, Axogen shall be entitled to specific performance and injunctions restraining such breach.

6.7. Disputes and Litigation. In the event of any dispute or litigation between or among the Parties with respect to this IP and NCNS Agreement, the prevailing party shall be entitled to its costs and expenses, including reasonable attorneys' fees and costs.

6.8. Governing Law; Jurisdiction and Venue and Waiver of Jury Trial. The Parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this IP and NCNS Agreement and the attached Schedules occurred, or shall occur, in Hillsborough County, Florida, and the Parties irrevocably and unconditionally (a) agree that any suit, action or legal proceeding arising out of, or relating to, this IP and NCNS Agreement or the attached Schedules shall be brought in the courts of record of the State of Florida in Hillsborough County, or the United States District Court, Middle District of Florida, Tampa Division; (b) consent to the jurisdiction of each such court in any such suit, action or proceeding; (c) waive any objection which they may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agree that service of any court paper may be effected on such party by mail, as provided in this IP and NCNS Agreement, or in such other manner as may be provided under applicable laws or court rules in said state. **The Parties further agree to waive any right to a trial by jury should any action be brought to enforce this Agreement.**

6.9. Counterparts; Transmission. This IP and NCNS Agreement may be executed in one or more counterparts, each of which shall be considered one and the same document. This IP and NCNS Agreement may be executed by facsimile or electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this IP and NCNS Agreement to be executed as of the Effective Date.

AXOGEN CORPORATION	**EMPLOYEE**
By ______________________	DocuSigned by: Angelo Scopelianos 958A03C026894DD
Name: Karen Zaderej	Name: Angelo Scopelianos
Title: Chairman, CEO and President	

Schedule 1

Competing Organizations

Amniox Medical Inc.
Applied Biologics Inc.
Baxter International, Inc.
Checkpoint Surgical Inc.
Guangzhou Zhongda Medical (China)
Integra LifeSciences Inc.
Medovent GmbH
MiMedx Group Inc.
Neuraptive Therapeutics
Polyganics B.V.
Stryker Corporation
Vivex Biomedical Inc.

Schedule 2

List of Prior Intellectual Property

Source:

US Patent & Trademark Office   http://patft.uspto.gov

US Patent & Trademark Office links for Scopelianos Inventor

Inventor Name	Number of US Patents
Variations	28
Angelo G	9
Scopelianos	
Angelo	
Scopelianos	

Total Identified per variations thus far   37

Details:

United States Patent Number	"United States Patent Title"
8,303,609 7,591,844 the reon 7,112,417	
7,056,550	
thereon 6,746,773	
6,599,323	
6,534,084	
6,365,149	
6,355,699	
6,335,383	
6,333,029	
6,306,424	
6,031,018	
5,824,333	
5,747,390	

Coated medical devices Medical devices, drug coatings and methods

for maintaining the drug coatings

Foam composite for the repair or regeneration of tissue

Medical devices, drug coatings and methods for maintaining the drug coatings

Coatings for medical devices

Reinforced tissue implants and methods of manufacture and use Porous tissue scaffoldings for the repair or regeneration of tissue Porous tissue scaffoldings for the repair or regeneration of tissue Process for manufacturing biomedical foams

Microdispersions for coating surgical devices

Porous tissue scaffoldings for the repair of regeneration of tissue Foam composite for the repair or regeneration of tissue Solventless tipping of braided surgical ligature

Injectable liquid copolymers for soft tissue repair and augmentation Hard tissue bone cements and substitutes

DocuSign Envelope ID: B6017155-16D8-4AFC-939A-F2F6EDFA74E6

5,736,589	Absorbable polyalkylene diglycolates
5,728,752	Injectable microdipersions for soft tissue repair and augmentation
5,713,920	Elastomeric medical device
5,705,181	Method of making absorbable polymer blends of polylactides, polycaprolactone and polydioxanone
5,696,178	Absorbable polyalkylene diglycolates
5,688,900	Absorbable polyalkylene diglycolates
5,679,723	Hard tissue bone cements ·and substitutes
5,644,002	Absorbable polyalkylene diglycolates
5,641,501	Absorbable polymer blends
5,599,852	Injectable microdispersions for soft tissue repair and augmentation
5,522,879	Piezoelectric biomedical device
5,521,280	Reinforced absorbable polymers
5,468,253	Elastomeric medical device
5,411,554	Liquid polymer filled envelopes for use as surgical implants
5,397,816	Reinforced absorbable polymers
5,321,113	Copolymers of an aromatic anhydride and aliphatic ester
5,311,884	Process for making a piezoelectric biomedical device
5,264,540	Aromatic polyanhydrides
4,877,775	Polymeric aminosaccharides as antihypercholesterolemic agents
4,444,972	Carboranylmethylene-substituted phosphazenes and polymers thereof
4,288,585	Carboranylcyclotriphosphazenes and their polymers
4,276,403	Process for the preparation of polycarboranylphosphazenes

EXHIBIT D

CERTIFICATE OF RETURN OF PROPERTY AND CONFIDENTIAL INFORMATION

The undersigned certifies, pursuant to the Separation Agreement with AxoGen Corporation ("AXOGEN") dated December 31 2024, that he has returned to AXOGEN all property and Confidential Information (as defined in the Separation Agreement) belonging to AXOGEN or any of its affiliates and has not retained any copies thereof in any form.

EMPLOYEE:

____
Signature

____
Printed Name

Dated:________________________